Exhibit 3.1

CERTIFICATE OF ELIMINATION OF CERTIFICATE OF DESIGNATIONS,

PREFERENCES, AND RIGHTS OF

SERIES B PREFERRED STOCK, $.001 PAR VALUE PER SHARE

OF

SILVERSUN TECHNOLOGIES, INC.

SILVERSUN TECHNOLOGIES, INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (as amended and may be amended from time to time, the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors, at a meeting of its members held on April 22, 2019, adopted a the recitals and resolutions eliminating the Certificate of Designation, Preferences, and Rights of Series B Preferred Stock, which resolution is as follows:

WHEREAS, the Board of Directors, at a meeting of its members held on April 22, 2019, adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of one (1) share of the Corporation’s Preferred Stock, par value $0.001 per share (the “Series B Certificate”);

WHEREAS, the holder of Series B Preferred Stock has cancelled his ownership of all Series B Preferred Stock and acknowledged and agreed to the elimination of the certificate of designations, preferences and rights of the Series B Preferred Stock;

WHEREAS, no shares of Series B Preferred Stock currently remain outstanding and no such shares of Series B Preferred Stock shall be issued in the future;

WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation and its stockholders to eliminate the Series B Certificate and return all of the shares of Preferred Stock previously designated as Series B Preferred Stock to authorized Preferred Stock available for issuance in accordance with the Company’s current certificate of incorporation and bylaws;

NOW, THEREFORE, BE IT RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board hereby eliminates the Series B Certificate and returns all previously designated shares of Series B Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board of Directors, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Certificate of Designation, Preferences and Rights of the Series B Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this resolution; and finally

BE IT RESOLVED, that when such certificate of elimination  becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation all matters set forth in the Series B Certificate with respect to the Series B Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by and attested by its duly authorized officers this 9th day of September, 2019.

SILVERSUN TECHNOLOGIES, INC.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer